SCHEDULE 14A
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NATIONAL INTERSTATE CORPORATION

(Name of Registrant as Specified In Its Charter)

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On November 1, 2016, National Interstate Corporation (the “Company”) issued a press release reporting its financial results for the quarterly and annual period ended September 30, 2016. A copy of the Company’s press release is attached hereto.

This information, including in the exhibit, is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, it shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.

On October 27, 2016, the Board of Directors set the record date of November 10, 2016 for the payment of the special cash dividend of $0.50 per share to be paid to shareholders on November 10, 2016. The special dividend is subject to the approval of shareholders, and the closing, of the proposed merger with Great American Insurance Company, a wholly-owned subsidiary of American Financial Group, Inc.

National Interstate Corporation Reports 2016 Third Quarter Results

•	2016 third quarter net income per share of $0.49 compared to $0.26 for the 2015 third quarter

•	Calendar and accident year combined ratio of 96.4% for the 2016 third quarter; 96.9% year-to-date

•	2016 third quarter and year-to-date gross premiums written were relatively flat compared to last year

Richfield, Ohio, November 1, 2016 - National Interstate Corporation (Nasdaq: NATL) today reported 2016 third quarter net income per share of $0.49 compared to $0.26 for the 2015 third quarter and $1.28 for the first nine months of 2016 compared to $0.95 last year. Net income for both the 2016 third quarter and first nine months reflects improved underwriting results which were partially offset by transaction expenses related to American Financial Group, Inc.’s offer to acquire all of the outstanding shares of the Company not already owned by their wholly-owned subsidiary Great American Insurance Company. Information regarding the proposed merger transaction, can be found in the definitive proxy statement on Schedule 14A which the Company filed with the SEC on October 11, 2016 and was mailed to shareholders on or about October 13, 2016.

The Company uses net income from operations and net income from operations per share, non-GAAP financial measures, as components to assess its performance and as measures to evaluate the results of its business. The Company believes these measures provide investors and analysts with valuable information relating to ongoing performance that may be obscured by the net effect of realized gains and losses or other items that also tend to be highly variable from period to period, such as the transaction expenses noted above. As such the following table reconciles net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), to net income from operations, a non-GAAP financial measure. The Company believes this reconciliation is useful for investors and analysts to evaluate net income from operations and net income from operations per share along with net income and net income per share when reviewing and evaluating the Company’s performance. Net income from operations includes underwriting income and net investment income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Net income from operations	$10,137	$7,638	$28,081	$20,414
After-tax net realized gains (losses) from investments	1,221	(2,493)	617	(1,518)
After-tax impact from transaction expenses	(1,585)	—	(3,036)	—
Net income	$9,773	$5,145	$25,662	$18,896

Net income from operations per share, diluted	$0.51	$0.39	$1.40	$1.03
After-tax net realized gains (losses) from investments per share, diluted	0.06	(0.13)	0.03	(0.08)
After-tax impact from transaction expenses per share, diluted	(0.08)	—	(0.15)	—
Net income per share, diluted	$0.49	$0.26	$1.28	$0.95

Underwriting Results:

Tony Mercurio, President and Chief Executive Officer, said, “Our underwriting results for the 2016 third quarter for both the accident year and calendar year improved compared to the same quarter last year. We are pleased that for the first nine months of 2016 we have had no impact from development of prior year claims reserves. Our 2016 year-to-date combined ratio of 96.9% reflects our continued emphasis on rate adequacy and risk selection. We have averaged rate increases on renewed business of approximately 6% in the 2016 third quarter and 5% for the first nine months of the year. We are encouraged by the progress we made so far this year and remain focused on further improvement.”

The table below summarizes the Company’s GAAP calendar year combined ratio for the third quarter of 2016, as compared to the same period in 2015 and reconciles the accident year combined ratio, which is a non-GAAP measure, to the calendar year combined ratio, which is the most direct comparable financial GAAP measure. Performance measures such as the combined ratio are often used by property and casualty insurers to help users of their financial statements better understand the company’s performance. The combined ratio is a statutory (non-GAAP) accounting measurement that has been modified to reflect GAAP accounting. The accident year combined ratio, which represents the net losses and loss adjustment expense (“LAE”) ratio adjusted for any adverse or favorable development on prior year reserves, is one component used to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust the pricing and underwriting. Net losses and LAE ratio and the calendar year combined ratio are based on calendar year information and by adjusting these ratios to an accident year basis allows the Company to evaluate the information based on the current year activity. The Company believes that this measure provides investors and analysts with valuable information for comparison to historical trends and current industry estimates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Losses and LAE ratio excluding prior year development (accident year)	77.0%	79.3%	76.5%	78.0%
Underwriting expense ratio	19.4%	19.3%	20.4%	20.1%
Combined ratio (accident year)	96.4%	98.6%	96.9%	98.1%
Prior year loss development	—%	—%	—%	1.0%
Combined ratio (calendar year)	96.4%	98.6%	96.9%	99.1%

The 2016 third quarter accident year net losses and LAE ratio of 77.0% improved 2.3 percentage points compared to the 2015 third quarter which contributed to an improved losses and LAE ratio of 76.5% for the first nine months of 2016. The current year-to-date losses and LAE ratio is reflective of improved claim severity and frequency in our commercial auto liability line of business. The Company reported no development from prior year claims during the first nine months of 2016, as compared to prior year loss development which added 1.0 percentage point to the calendar year combined ratio for the 2015 first nine months.

The underwriting expense ratio for the 2016 third quarter and first nine months of 19.4% and 20.4%, respectively, were in line with the same prior year periods.

Investments:

Net investment income of $10.6 million for the 2016 third quarter and $31.8 million for the 2016 first nine months were 7.2% and 8.2% respectively, greater than the same periods last year reflecting an increase in average cash and invested assets. The Company had net realized gains from investments of $1.9 million for the 2016 third quarter and $0.9 million year-to-date reflecting gains from other invested assets and gains from sales which were offset by other-than-temporary impairments. Net realized losses for the 2015 third quarter and first nine months of $3.8 million and $2.3 million, respectively, were driven by other-than-temporary impairments.

The Company continues to maintain a high quality and diversified portfolio with approximately 89% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	September 30, 2016
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$155,003	$1,668
State and local government	290,643	12,132
Mortgage backed securities	223,028	6,369
Corporate obligations	204,147	7,433
Other debt obligations	243,020	862
Preferred redeemable securities	2,446	168
Total fixed maturities	$1,118,287	$28,632

Equity securities	$86,142	$6,990

Total fixed maturities and equity securities	$1,204,429	$35,622

Gross Premiums Written:

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$106,458	58.7%	$101,224	55.3%
Transportation	57,160	31.5%	62,663	34.2%
Specialty Personal Lines	8,610	4.7%	8,278	4.5%
Hawaii and Alaska	6,993	3.9%	7,067	3.9%
Other	2,195	1.2%	3,962	2.1%
Gross premiums written	$181,416	100.0%	$183,194	100.0%

	Nine Months Ended September 30,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$301,725	56.8%	$291,502	55.7%
Transportation	171,016	32.2%	174,911	33.4%
Specialty Personal Lines	28,896	5.4%	27,566	5.3%
Hawaii and Alaska	17,785	3.4%	17,609	3.4%
Other	11,892	2.2%	11,866	2.2%
Gross premiums written	$531,314	100.0%	$523,454	100.0%

Gross premiums written of $181.4 million for the 2016 third quarter and $531.3 million for the first nine months were both relatively flat compared to the same periods in 2015. For the quarter and year-to-date, the two largest components, Alternative Risk Transfer (“ART”) and Transportation, both experienced modest period over period change. The rate increases on renewed business of approximately 5% have favorably contributed to the 2016 top line of both components while the loss of several large accounts and reduced exposures for existing customers offset growth.

Special Dividend

On October 27, 2016, the Board of Directors set the record date of November 10, 2016 for the payment of the special cash dividend of $0.50 per share to be paid to shareholders on November 10, 2016. The special dividend is subject to the approval of shareholders, and the closing, of the proposed merger transaction.

Forward-Looking Statements

This press release, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “will,” “should,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “predict,” “estimate,” “project,” and “potential,” or the negative of these words, and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders, governmental or regulatory agencies and third parties in connection with the proposed merger among those parties (the “merger”) ; the risk that a condition to closing of the merger may not be satisfied; each company’s ability to consummate the merger; operating costs and business disruption related to the merger may be greater than expected; general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in each company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the merger will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the forward-looking statements herein are made only as of the date of this document, and the Company assumes no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).
Additional Information and Where to Find It
In connection with the proposed merger transaction, on October 11, 2016, the Company filed with the SEC a definitive proxy statement on Schedule 14A, which was mailed to shareholders on or about October 13, 2016. This press release is not a substitute for the definitive proxy statement or any other document which the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company at the following:

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the definitive proxy statement on Schedule 14A for the Company’s Special Meeting of Shareholders to consider the proposed merger, which was filed with the SEC on October 11, 2016. You should also review other relevant documents regarding the proposed merger, as filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Data:
Gross premiums written	$181,416	$183,194	$531,314	$523,454

Net premiums written	$156,440	$159,178	$431,594	$433,613

Premiums earned	$151,970	$151,483	$452,825	$433,198
Net investment income	10,644	9,927	31,816	29,411
Net realized gains (losses) on investments (*)	1,878	(3,836)	949	(2,336)
Other	803	1,046	2,288	2,762
Total revenues	165,295	158,620	487,878	463,035
Losses and loss adjustment expenses	116,948	120,090	346,280	342,414
Commissions and other underwriting expenses	23,240	24,200	72,728	70,547
Other operating and general expenses	7,142	6,145	22,043	19,262
Transaction expenses	2,438	—	4,671	—
Expense on amounts withheld	1,817	1,602	5,549	4,755
Interest expense	59	50	168	146
Total expenses	151,644	152,087	451,439	437,124
Income before income taxes	13,651	6,533	36,439	25,911
Provision for income taxes	3,878	1,388	10,777	7,015
Net income	$9,773	$5,145	$25,662	$18,896

Per Share Data:
Net income per common share, basic	$0.49	$0.26	$1.29	$0.95
Net income per common share, diluted	$0.49	$0.26	$1.28	$0.95

Weighted average of common shares outstanding, basic	19,927	19,868	19,925	19,847
Weighted average of common shares outstanding, diluted	20,000	19,916	19,980	19,896

Cash dividend per common share	$0.14	$0.13	$0.42	$0.39

(*) Consists of the following:
Net realized gains (losses) before impairment losses	$2,670	$(706)	$8,425	$2,168

Total losses on securities with impairment charges	(792)	(3,133)	(7,476)	(4,492)
Non-credit portion recognized in other comprehensive income	—	3	—	(12)
Net impairment charges recognized in earnings	(792)	(3,130)	(7,476)	(4,504)
Net realized gains (losses) on investments	$1,878	$(3,836)	$949	$(2,336)

GAAP Ratios:
Losses and loss adjustment expense ratio	77.0%	79.3%	76.5%	79.0%
Underwriting expense ratio	19.4%	19.3%	20.4%	20.1%
Combined ratio	96.4%	98.6%	96.9%	99.1%
Return on equity (a)			9.1%	6.9%
Average shareholders’ equity			$375,314	$364,606

	At September 30,	At December 31,
	2016	2015
Balance Sheet Data (GAAP):
Cash and invested assets	$1,344,210	$1,252,452
Reinsurance recoverable	247,161	230,346
Intangible assets	7,650	7,650
Total assets	2,031,752	1,935,882
Unpaid losses and loss adjustment expenses	1,059,588	1,014,195
Long-term debt	18,000	12,000
Total shareholders’ equity	$391,731	$358,897
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$373,120	$350,603
Book value per common share, basic (at period end)	$19.66	$18.03
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$18.72	$17.61
Common shares outstanding at period end (b)	19,927	19,909

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At September 30, 2016 and December 31, 2015 there were 64,503 and 63,554, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.